Exhibit 10.50

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement is entered into between GENERAL MOLY, INC., a Delaware corporation (the “Company”) and Lee M. Shumway (“Employee”) to be effective as of March 16, 2009 (the “Effective Date”).  Certain capitalized terms used in this Agreement are defined in Section 4 below.

RECITALS

A.            The Company has retained Employee to perform services that are important to the long-term success of the Company.

B.            The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to provide Employee with enhanced financial security and sufficient encouragement to remain with the Company during this stage of the Company’s operations notwithstanding the employment uncertainties related to a possible Change of Control of the Company.

C.            By execution of this Agreement, Employee and the Company agree that this Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements (oral or written), negotiations and discussions between the Company and Employee regarding the obligations of the Company upon a Change of Control of the Company.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants set forth below, the parties agree as follows:

1.             Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall terminate automatically on the earlier of (a) December 31, 2011 or (b) the date Employee terminates employment with the Company (the “Term”) unless the parties, prior to the end of the Term, enter into a written agreement renewing or extending this Agreement.

2.             Severance Pay.  If a Change of Control event occurs, and as a result of the closing of the Change of Control, or during the one-year period following the closing of the Change of Control (i) the Company (or its successor) terminates Employee’s employment without Cause or (ii) Employee terminates employment for Good Reason during such one year period, Employee will be entitled to Severance Pay.  To be entitled to Severance Pay, Employee must first execute a binding termination release agreement in a form specified by the Company.  Severance Pay will be in addition to any accrued but unpaid salary or vacation earned through the date of Employee’s termination.

The amount of Employee’s Severance Pay will be determined as the sum of (a) an amount equal to two (2) times Employee’s annual base salary (as in effect immediately prior to the closing of the Change of Control), plus (b) an amount equal to 100% of Employee’s target annual bonus for one year (as in effect immediately prior to the closing of the Change of Control), if any, less applicable withholdings. In addition, all outstanding stock-based awards granted to Employee prior to the Change of Control shall have their vesting and exercisability accelerated in full upon the effective date of the closing of the Change of Control regardless of whether Employee has terminated employment.

3.                                       Time and Form of Payment.  The Severance Pay shall be paid in a lump sum, on a date determined by the Company (or its successor), provided the release has been executed and is effective and non-revocable, within 60 days following Employee’s separation from service, except as required by Section 5(a).

4.                                       Certain Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(a)           “Cause” means, unless otherwise expressly defined in an employment or other agreement between the Company and Employee, a willful failure to perform Employee’s duties, insubordination, theft, dishonesty (as such terms are defined by the Company in good faith), conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Company in good faith reasonably determines provides cause for the discharge of Employee.

(b)                                 “Change of Control” means:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company; or

(2)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company

Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; or

(3)           Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(4)           A sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(5)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)                                  “Good Reason” means a material negative change in the service relationship as determined in good faith by Employee of the occurrence of any of the following conditions, without Employee’s express written consent (i) a material diminution in Employee’s base compensation; (ii) a material diminution in Employee’s authority, duties, or responsibilities; (iii) a material change of more than 50 miles in the geographic location at which Employee is required to perform the services; or (iv) any action or inaction that constitutes a material breach by the Company (or its successor) of any agreement under which Employee provides services to the Company (or its successor).  Employee shall provide written notice of Good Reason to the Company (or its successor) within 30 days of the initial occurrence of the condition.

5.                                      Section 409A; Deferred Compensation.

(a)                                  Delay in Payment.  Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company (or its successor) be a “specified employee,” the Severance Pay shall not be paid until the date which is the first business day following the six-month period after Employee’s separation from service (or if earlier, Employee’s death).  Such delay in payment shall only be effected to the extent required to avoid adverse tax treatment to Employee under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Any payment not subject to such delay, shall be paid pursuant to the time and form of payment specified above.  Any compensation which would have otherwise been paid during the delay period shall be paid to Employee (or Employee’s beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)           Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” as defined in Section 409A.

(c)           Interpretation.  The parties intend that all payments payable under this Agreement will not be subject to the additional tax imposed by Section 409A, and the provisions of this Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A, the Company (or its successor) and Employee agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company (or its successor) shall not be required to pay Employee’s taxes or additional compensation.

6.             At-Will Employment.  This Agreement does not modify Employee’s status as an employee-at-will. The parties acknowledge that Employee is an employee-at-will and that Employee’s services may be terminated by the Company at any time with or without Cause.

7.             Rights Not Alienable.  Any rights provided to Employee under the terms of this Agreement shall not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution.

8.             Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements (oral or written), negotiations and discussions between the Company and Employee.

9.             Amendment.  This Agreement may only be amended by written agreement of the Company and Employee.

10.           Governing Law.  This Agreement shall be administered, interpreted and enforced in accordance with the substantive laws of the State of Colorado, without regard to its provisions on conflict of laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the Effective Date.

GENERAL MOLY, INC.
The Company

By:	/s/ David Chaput

Date:

EMPLOYEE

By:	/s/ Lee M. Shumway
Lee M. Shumway

Date:	3/16/09

[Signature Page to Change Of Control Severance Agreement]